Exhibit 10.25

March 30, 2010

Dear Julie:

I wanted to begin by saying thank you for all the hard work in 2009 and so far in 2010. As I previously spoke to, we are expecting great performance and thus we continue to invest in our employees. This memo will outline how we are investing in you!

First, the Cash Retention Program, which was put in place for our employees in 2009 as a replacement to the equity program (TW Stock), will pay out in April.

You are scheduled to receive $45,000.00 as a one-time, discretionary cash retention bonus payment (“Retention Bonus Program”) payable on April 15, 2010, pursuant to the terms of the program outlined in your memorandum dated April 1, 2009.

The second program is the RSU Make-Good Program. We recognize the contributions you have made to AOL before, during and after we went public. In that spirit, our CEO and Board of Directors have generously agreed to institute a cash bonus plan designed to compensate you for forfeited Time Warner Inc. restricted stock units (“RSUs”) upon AOL’s Spin-Off in December.

The total value of your forfeited RSUs is $98,895.48. This is based on multiplying the total number of RSUs you forfeited upon the Spin-Off by $31.05 (the average of the high and low price of a share of Time Warner Inc. common stock on the Spin-Off Date on 12/9). As long as you are an active employee in good standing on the payment dates, you will receive a cash payment based on the following:

Percent of Total		Your Award

Forfeited RSU Value	Payment Date:	Amount

25%	April 15, 2010	$24,723.87
25%	April 15, 2011	$24,723.87
50%	April 13, 2012	$49,447.74

Attached are the terms and conditions of this program. Please review these carefully. We appreciate your continued contributions to the success of the company. Again, please remember this RSU program is another example of our investing in our people and we need to respond with exceptional performance for 2010 and beyond.

Please direct any questions to PeopleDirect@corp.aol.com.

Go AOL!

/s/ Dave Harmon
Dave Harmon

Human Resources and Corporate Services

RSU Make-Good Program

Terms and Conditions

The RSU Make-Good Program is designed to compensate employees who forfeited Time Warner Inc. restricted stock units (“RSUs”) upon the Spin-Off by making cash payments to each such employee and to provide meaningful incentives for such employees to stay committed and productive during this time of major organizational change. This letter sets forth the key terms and conditions of your participation in the RSU Make-Good Program.

1. RSU Make-Good Program

a.	Cash Payments. The total amount of your potential cash payments is calculated using (A) the aggregate number of RSUs you forfeited upon the Spin-Off that would have vested up to and including April 15, 2012, multiplied by (B) $31.05, which was the average of the high and low price of a share of Time Warner Inc. common stock on the Spin-Off Date (the “Total Forfeited RSU Value”); provided that the Payment Conditions set forth in Section 2 below have been satisfied. Subject to your continued employment with the Company on each of the following Vesting Dates, you will receive a cash payment equal to the following:

Payment Date:

25% of the Total Forfeited RSU Value	April 15, 2010
25% of the Total Forfeited RSU Value	April 15, 2011
50% of the Total Forfeited RSU Value	April 13, 2012

b.	Payment Date. Subject to Section 2(d) below, each payment will be made in single cash lump sum on the regularly scheduled pay date listed above. For the exact amount of your Total Forfeited RSU Value, please refer to the cover letter of this plan document.

2. Payment Conditions

a.	Employment. You must be a full-time, active employee of the Company on each applicable Vesting Date, subject to the following conditions:

i.	If your employment with the Company terminates or is terminated for any reason other than due to your death or disability prior to the applicable payment date, you will forfeit your right to receive any cash payments.

b.	Eligibility. Eligibility for participation in the RSU Make-Good Program shall be determined by the Company’s Chief Executive Officer and Executive Vice President of Human Resources and Corporate Services, at their sole discretion, and can be revised at any time for any reason not prohibited by law.

c.	Satisfactory Performance. You must perform your duties in a satisfactory fashion through each Vesting Date. Satisfactory performance shall be determined by the Company’s Chief Executive Officer and the Executive Vice President of Human Resources and Corporate Services, at their sole and absolute discretion.

d.	Withholdings. The Company will be entitled to withhold from any payment due to you any and all applicable income and employment taxes and required deductions.

e.	Internal Revenue Code Section 409A. The RSU Make-Good Program is intended to be administered in a manner consistent with the requirements, where applicable, of Internal Revenue Code Section 409A.

f.	CNPR Agreement/Non-Disparagement. You agree to comply with the current version of the Company’s Confidentiality, Non-competition and Proprietary Rights Agreement (the “CNPR Agreement”), which is incorporated herein by reference. In addition, you agree not to make any disparaging or untruthful remarks or statements about the Company, its officers, directors, employees or agents, and to comply with the Company’s Standards of Business Conduct and all other relevant policies of the Company.

All other terms and conditions of your employment with the Company remain in full force and effect. Your employment with the Company remains at-will, unless otherwise provided in a separate writing signed by an authorized officer of the Company. Nothing in this letter or the RSU Make-Good Program is intended to create a contract for employment or guarantee of continued employment with the Company for any period of time. The RSU Make-Good Program is a discretionary incentive provided by the Company. It is not intended to be a payment of wages for services performed and no entitlement to any cash payment shall arise unless all of the stated terms and conditions of this RSU Make-Good Program have been satisfied in the Company’s sole and absolute discretion. This letter may not be amended or modified except through a written amendment signed by an authorized officer of the Company and you. In addition, this letter does not provide you with a right to be granted any RSUs or other equity-based awards under the 2010 Stock Incentive Plan, as amended and restated from time to time.

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